Exhibit 8.1

[FORM OF OPINION OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]

[DATE]

Alpha Natural Resources

P.O. Box 2345

Abingdon, VA 24212

Ladies and Gentlemen:

We have acted as counsel to Alpha Natural Resources Inc, a Delaware corporation (“Alpha”), in connection with the proposed merger (the “Merger”) of Mountain Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Alpha (“MergerCo”), with and into Massey Energy Company, a Delaware corporation (“Massey”), with Massey surviving as a wholly owned subsidiary of Alpha, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2011, by and among Alpha, MergerCo, and Massey (the “Merger Agreement”). Alternatively, if the direction of the Merger is reversed pursuant to Section 2.01(d) of the Merger Agreement, Massey shall be merged with and into MergerCo with MergerCo continuing as the surviving entity, which may be a limited liability company if Alpha so elects. We are issuing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus of Alpha and Massey related to the Merger, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of rendering our opinion, we have reviewed and are relying upon the Merger Agreement, the Registration Statement and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived; (ii) the statements concerning the Merger and the representations set forth in the Merger Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Merger; (iii) factual statements and representations contained in letters provided to us by the officers of Alpha, Massey and MergerCo are accurate and complete as of the date hereof and will continue to be accurate and complete as of the appropriate effective time (as if made as of such time); (iv) factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification; and (v) the Merger will be

Alpha Natural Resources, Inc.

[DATE]

reported by Alpha, Massey and MergerCo on their respective federal income tax returns in a manner consistent with the opinion set forth below. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon and subject to the foregoing and to the assumptions and limitations set forth under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement, as of the date hereof, we hereby confirm our opinion set forth under the caption “Material United States Federal Income Tax Consequences” to the extent it constitutes matters of U.S. Federal income tax law or legal conclusions.

We express no opinion as to any laws other than the federal income tax laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

This letter is furnished to you solely for use in connection with the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and any amendment to the Registration Statement, and to the reference to our Firm under the captions “Material United States Federal Income Tax Consequences,” “Summary,” “Risk Factors,” “The Merger Agreement” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,